Exhibit 22

LIST OF SUBSIDIARY GUARANTORS

As of February 28, 2025, each of the following subsidiaries of FedEx Corporation (“FedEx”) has guaranteed each of the senior unsecured debt securities issued by FedEx listed below. FedEx owns, directly or indirectly, 100% of each guarantor subsidiary. The guarantees are (1) unsecured obligations of the respective guarantor subsidiary, (2) rank equally with all of their other unsecured and unsubordinated indebtedness, and (3) are full and unconditional and joint and several.

NAME OF GUARANTOR SUBSIDIARY*	Jurisdiction of INCORPORATION or Organization
Federal Express Corporation	Delaware
FedEx Freight, Inc.	Arkansas
FedEx Office and Print Services, Inc.	Texas
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A., LLC	Delaware
Federal Express International, Inc.	Delaware

*Pursuant to the one FedEx consolidation, on June 1, 2024 FedEx Ground Package System, Inc. and FedEx Corporate Services, Inc. were merged into Federal Express Corporation, and FedEx Freight Corporation was merged into FedEx Freight, Inc.

SENIOR UNSECURED DEBT SECURITIES OF FEDEX GUARANTEED BY THE GUARANTOR SUBSIDIARIES(1)
0.450% Notes due 2025
3.250% Notes due 2026
1.625% Notes due 2027
3.400% Notes due 2028(2)
4.200% Notes due 2028(2)
0.450% Notes due 2029(2)
3.100% Notes due 2029(2)
4.250% Notes due 2030(2)
1.300% Notes due 2031(2)
2.400% Notes due 2031(2)
0.950% Notes due 2033(2)
4.900% Notes due 2034(2)
3.900% Notes due 2035(2)
3.250% Notes due 2041(2)
3.875% Notes due 2042(2)
4.100% Notes due 2043(2)
5.100% Notes due 2044(2)
4.100% Notes due 2045(2)
4.750% Notes due 2045(2)
4.550% Notes due 2046(2)
4.400% Notes due 2047(2)
4.050% Notes due 2048(2)
4.950% Notes due 2048(2)
5.250% Notes due 2050(2)

4.500% Notes due 2065(2)

(1) References are to calendar years.

(2) Two separate series of such notes are outstanding following the exchange offer and consent solicitation transactions completed during the third quarter of fiscal 2025. As a result of the transactions, the guarantee of FedEx Freight with respect to each such series (except the 1.300% Notes due 2031) will be automatically and unconditionally released and discharged at the time FedEx Freight ceases to be a subsidiary of FedEx in connection with the planned spin-off. See Note 4 of the accompanying unaudited condensed consolidated financial statements for more information.

SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

Pass-through trusts formed by Federal Express Corporation (“Federal Express”), a Delaware corporation and wholly owned subsidiary of FedEx, offer for sale pass-through certificates of Federal Express. Each pass-through certificate represents an interest in a pass-through trust. The property of the pass-through trust includes equipment notes issued by Federal Express. FedEx fully and unconditionally guarantees the payment obligations due on the equipment notes underlying the pass-through certificates offered for sale by Federal Express.

Federal Express issued Pass-Through Certificates, Series 2020-1AA with a fixed interest rate of 1.875% due February 2034 utilizing pass-through trusts.